                                 EXHIBIT (9)(j)

                           ORDER PROCESSING AGREEMENT
                             BETWEEN REGISTRANT AND
                           BANK ONE TRUST COMPANY, NA

                           ORDER PROCESSING AGREEMENT

AGREEMENT made as of _________, 1997, by and between Bank One Trust Company, NA ("Recordkeeper") and The One Group(R) (the "Fund Company").

WHEREAS, the Recordkeeper and the Fund Company have entered into an Agency and Delegation Agreement (the "Agency Agreement"), which is incorporated herein by reference, under which the Fund Company will retain the Recordkeeper to perform certain recordkeeping and accounting services and functions with respect to transactions in shares of series ("Funds") of the Fund Company made by or on behalf of participants in certain employee pension benefit plans as that term is defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plans");

WHEREAS, pursuant to the Agency Agreement, the Recordkeeper has been deemed the agent of the Trust for the sole and limited purpose of receiving instructions ("Instructions") in proper form from participants, beneficiaries or plan sponsors ("Participants") from which are derived orders ("Orders") for the purchase, redemption and exchange of Fund shares; and

WHEREAS, the Recordkeeper is responsible for transmitting such Orders to the Fund Company's transfer agent.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

1. Provision of Net Asset Value. The Fund Company or its designee shall furnish the Recordkeeper with the confirmed net asset value ("NAV") information as of the close of trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern Time ("ET")) ("Market Close") on any day that the Fund Company is open for business ("Business Day"), and dividend and capital gains information as it arises. The Fund Company or its designee shall use its best efforts to provide such information by 6:30 p.m., ET on each Business Day.

2.       The Recordkeepers Receipt and Transmission of Orders.

         a) As provided in the Agency Agreement, the Recordkeeper will aggregate all purchase, redemption and exchange Instructions made by or on behalf of Plan Participants and communicate to the Fund Company an aggregate purchase, redemption or exchange Order.

         b) The Recordkeeper agrees that (i) Orders derived from Participant Instructions received by the Recordkeeper prior to the Market Close on any Business Day ("Day 1") will be electronically transmitted to the Fund Company by 9:00 p.m., ET that Business Day (such Orders are referred to as "Day 1 Trades"); and (ii) orders derived from Instructions received by the Recordkeeper after the Market Close ("Day 2 Trades") on Day 1 will be electronically transmitted to the Trust on the next Business Day following Day 1 ("Day 2").

         c) If the Recordkeeper cannot electronically transmit Day 1 Trades by 9:00 p.m. on Day 1, the Recordkeeper will transmit such Orders by facsimile prior to the Market Open (generally 7:00 a.m.) on Day 2. If Day 2 Trades cannot be electronically transmitted by 9:00 p.m. on Day 2, the Recordkeeper will transmit such Orders by facsimile prior to the Market Open on the second business day following Day 1 ("Day 3").

3. Pricing of Orders. The Fund Company agrees that Day 1 Trades will be effected at the NAV calculated as of the Market Close on Day 1, provided that such trades are received by the Trust by 9:00 p.m., ET on Day 1 or prior to 7:00 a.m. on Day 2; and Day 2 Trades will be effected at the NAV calculated as of the Market Close on Day 2, provided they are received by the Fund Company by 9:00 p.m., ET on Day 2 or prior to 7:00 a.m. on Day 3. The Fund Company agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund Company prior to the Market Close on Day 1, and Day 2 trades will have been received by the Fund Company prior to the Market Close on Day 2 for all purposes, including, without limitation, effecting distributions.

4. Confirmations. The Fund Company will send a confirmation of each Business Day's Order via electronic transmission or facsimile by the Market Close on Day 2 for Day 1 Trades received by 9:00 p.m on Day 1, and on Day 3 for Day 1 Trades received prior to 7:00 a.m. on Day 2.

5. Role of the Recordkeeper. The parties acknowledge and agree that, except as specifically provided in this Agreement and for the sole and limited purposes set forth herein, the Recordkeeper acts as agents for the Plans in connection with the effectuation of Orders subject to this Agreement. The parties agree that the Recordkeeper is not an agent of the Fund Company other than as provided herein and in the Agency Agreement.

6. Books and Records. To the extent required by the Investment Company Act of 1940 (the "1940 Act"), as amended, and the rules thereunder, all records maintained by the Recordkeeper hereunder are the property of the Fund Company and will be preserved, maintained and made available in accordance with the 1940 Act and the rules thereunder. Copies, or if required, originals, of such records shall be surrendered promptly to the Fund Company and its agents (or independent accountants) upon request. This Section 6 shall survive termination of this Agreement.

7.       Representations of the Recordkeeper.

         (a) Bank One Trust Company, NA is a national banking association with its principal offices in Columbus, Ohio.

         (b) Bank One Trust Company, NA possesses full power and authority to enter into and perform services under this Agreement

8. Verification. Each party shall, as soon as practicable after notification that a report, notification or other information has been transmitted by the other party via facsimile or other electronic transmission, confirm the receipt of such report, notification or other information. Such confirmation shall be in oral, written or electronic format. In the absence of such confirmation, a party to whom the transmission was sent shall not be held liable for any failure to act in accordance with the transmission, and absent evidence to the contrary, the sending party may not claim that the transmission was received by the other party. Each party shall promptly notify the other of any errors, omission or interruptions in, or delay or unavailability of, any such transmission as promptly as possible.

9. Indemnification. The Recordkeeper shall use its best efforts to ensure the accuracy of all services performed under this Agreement. The Recordkeeper agrees to indemnify and hold harmless the Fund Company, its Trustees, officers, agents and nominees from and against all claims, actions, demands, suits, whether groundless or otherwise, from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of the actions or non-actions of the Fund Company or its designee with respect to performance under this Agreement, provided that this indemnification shall not apply to actions or omissions of the Trust or its designee in cases of its bad faith, wilful misfeasance, negligence or from reckless disregard by the Fund Company or its designee of their obligations and duties.

         The Fund Company agrees to indemnify and hold harmless the Recordkeeper, its employees, officers, agents and nominees from and against all claims, actions, demands, suits, whether groundless or otherwise, from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of the actions or non-actions of the Recordkeeper with respect to performance under this Agreement, provided that this indemnification shall not apply to actions or omissions of the Recordkeeper in cases of its bad faith, wilful misfeasance, negligence or from reckless disregard by the Recordkeeper of its obligations and duties.

10. Termination. The Fund Company will provide the Recordkeeper with 90 days prior written notice if purchase Orders may no longer be effected in accordance with this Agreement. Such termination shall not affect the remaining provisions of this Agreement and redemption Orders shall continue to be effected. Either party may terminated this Agreement upon ninety (90) day's prior written agreement to the Fund Company.

11. Entire Agreement. This Agreement represents the entire agreement between the parties, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and shall not be modified or amended except by a writing signed by both parties.

12. Notices. Unless otherwise specified, all notices and other communications shall be in writing and shall be duly given if hand delivered, delivered by facsimile with written confirmation, or mailed by first class mail to the following addresses:

                     If to the Fund Company:

                     The One Group
                     Attn: Mark Redman
                     3435 Stelzer Road
                     Columbus, Ohio 43219

                     If to the Recordkeeper:

                     Bank One Trust Company, NA
                     Attn: John Murphy
                     774 Park Meadow Road
                     Westerville, Ohio 43081

13. Severability. If any provision of this Agreement are held or made invalid by a statute, rule, regulation , decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14. Governing Law. This Agreement shall be governed by the laws of the state of Ohio, except as such laws are superseded by or preempted by any Federal law.

15. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

16. Dispute Resolution and Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same which gives rise to a remedy at law, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, the parties agree that any misunderstandings or disputes arising from this Agreement shall be decided by arbitration which shall be conducted, upon request by either party, before three (3) arbitrators (unless both parties agree on one
         (1) arbitrator) designated by the American Arbitration Association (the "AAA"), in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the United States Code), or if such Act is not applicable, any substantially equivalent Louisiana state law. The parties further agree that the arbitrator(s) will decide which party must bear the expenses of the arbitration proceedings.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date set forth below.

THE ONE GROUP                                      BANK ONE TRUST COMPANY, NA

By:_______________________                         By:__________________________
Name:_____________________                         Name:________________________
Title:____________________                         Title:_______________________
Date:_____________________                         Date:________________________



                                     - iii -